MARKETING AGREEMENT
BY AND BETWEEN
BUONGIORNO USA, INC.
AND

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This Marketing Agreement ("Agreement") is hereby made and entered into on this 10th day of January, 2006 by and between Buongiorno USA, Inc., a Florida corporation whose principal office is located at 235 Lincoln Road, Suite 400, Miami Beach, Florida 33139 ("B!USA"), and New Motion Inc, a Delaware Corporation whose principal office is located at ________________________ ("Marketer") (each a "Party" and together the "Parties").

INTRODUCTION

A.
B!USA has agreed to offer its technical platform, application and related operational and technical services to Marketer to enable end-users exposed to Marketer's distribution channels (collectively, "End-Users") to purchase Value Added Services (as defined below), pursuant to the terms and conditions of this Agreement.

B.	Marketer has agreed to advertise, market and promote B!USA's Value Added Services via Marketer's distribution channels, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, B !USA and Marketer hereby agree as follows:

1. DEFINITIONS

1.1	For purposes of this Agreement:

Business Days	means each day of the week Monday through Friday, excluding any public holiday in the US.

Content means any content which can be delivered to and accessed by a mobile device, including but not limited to any form of ringtone, wallpaper, game, or information text.

Territory	means North America

B! USA Value Added Servicemeans any value added service which enables an End-User to (i) receive Content for a mobile device; (ii) personalize a mobile device with Content on a mobile device. B!USA Value Added Services are sold by B!USA to End-Users as one-off purchases and subscription services pursuant to web-based agreements directly with End-Users.

New Motion Value Added Service means any value added service which enables an End-User to (i) receive Content for a mobile device; (ii) personalize a mobile device with Content on a mobile device. New Motion Value Added Services are sold by New Motion to End-Users as one-off purchases and subscription services pursuant to web-based agreements directly with End-Users.

2.	TERM

2.1	This Agreement shall commence on January 10th, 2006 (the "Effective Date") and will continue for a period of one (1) year (the "Initial Term").

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2.2
The Agreement will automatically renew for successive one (1) year periods following the end of the Initial Term, unless and until the Agreement is terminated in accordance with Article 13 or upon 90 days written notice. The Initial term and any additional terms will be collectively referred to as the "Term".

2.3
The Agreement - upon signature of both parties - and, specifically, this Clause 2.3 act as a formal termination of all prior agreements between the B!USA and New Motion Inc. All clauses in this Agreement will supersede the terms of past contracts between the parties with the exception of any clause, term, or condition that survives prior contractual agreements between the parties including but not limited to Revenue Shares prior to the Term, Confidentiality, and Warranties.

3.	MARKETER REPRESENTATIONS AND WARRANTIES. Marketer hereby represents and warrants to B!USA that:

3.1
Marketer shall advertise, market and promote B! Value Added Services to End-Users in accordance with the terms of this Agreement and pursuant to the means set forth on the attached Appendix A. In advertising, marketing and promoting Value Added Services to End-Users, Marketer shall exercise the requisite skill and care of a prudent marketing firm, and Marketer shall comply with all applicable laws, rules and regulations, including, but not limited to the federal laws commonly known as the CAN-SPAM Act and COPPA and any and all similar state laws, rules and regulations, as well as any laws, rules or regulations of the Federal Communications Commission or Federal Trade Commission. Marketer shall strictly adhere to marketing and customer management practices supported by the Mobile Marketing Association (MMA) on the Effective Date and any subsequent updates to industry guidelines made by the MMA during the Term.

3.2
No advertisement or promotion of B!USA's Value Added Services or any Content will be used in a dramatic fashion, as such term is understood in the industry, or in any manner which could be considered in bad taste or offensive; i.e., each advertisement and/or promotion will be used with regard to social convention and decency so as not to bring B!USA's Value Added Services, any Content and/or the underlying compositions, composers, Content rights owners or Content publishers into public disrepute or reflect adversely on B!USA's Value Added Services, any Content and/or the underlying compositions, composers, Content rights owners or Content publishers. No single underlying composition of Content will be used in connection with any branding, marketing, advertising or promotion of any B!USA Value Added Service or any Content, unless Marketer has obtained its own license to do so directly from the owner and/or publisher for the particular underlying composition.

3.3
Marketer shall separately obtain or secure (and maintain during the Term) any and all intellectual property licenses which are required for Marketer to advertise, market and/ or promote any Content, including without limitation, name and likeness rights, and that said materials shall not violate or infringe upon the rights of any third-party, including without limitation intellectual property rights and/or rights of privacy and publicity.

3.4
Marketer is fully empowered to enter into this Agreement and to perform its duties and obligations hereunder, that it is and shall at all times remain possessed of all rights necessary. for it to completely fulfill all of its material obligations hereunder, and that its entering into this Agreement and fulfilling such obligations does not and shall not infringe upon the rights of any third-party whatsoever.

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3.5
All services provided by Marketer pursuant to this Agreement will conform in all respects with the Agreement and all applicable laws, rules and regulations that may be in force from time to time during the term of this Agreement.

3.6	Marketer has the unencumbered right and power to enter into this Agreement and that this Agreement is a binding obligation on Marketer.

4.	B!USA REPRESENTATIONS AND WARRANTIES. B!USA hereby represents and warrants to Marketer that:

4.1	B!USA shall provide B!USA Value Added Services to End-Users in accordance with the terms of this Agreement and in a manner consistent with industry standards.

4.2
B!USA shall provide the physical connections between its technical platform and third-party mobile networks, as well as its premium short-code 65000, in order to deliver the operational and technical services necessary to deliver End-Users with B!USA's Value Added Services.

4.3
B!USA shall provide the physical connections between its technical platform and third-party mobile networks, to additional New motion Shortcodes including but not limited to the shortcode 31000, in order to deliver the operational and technical services necessary to deliver End-Users with New Motion's Value Added Services.

4.4
B!USA shall provide its technology platform, physically residing in Italy with all services managed from the U.S., and the necessary applications and content to provide the B!USA Value Added Services. The cost of all hardware and software, communication lines and connectivity and support for the same shall be borne by B!USA.

4.5	B!USA shall provide Marketer with Tier Technical Support and 2nd Tier Technical Support as set forth in Appendix B.

4.6
All services provided by B!USA pursuant to this Agreement will conform in all respects with the Agreement and all applicable laws, rules and regulations that may be in force from time to time during the term of this Agreement.

4.7	B!USA has the unencumbered right and power to enter into this Agreement and that this Agreement is a binding obligation on B!USA.

5.	PUBLICITY

5.1
Neither Party shall make any announcement or release relating to this Agreement or the terms or conditions of this Agreement, nor, without the prior written consent of the other Party, directly or indirectly make any announcement or release relating to the other Party or the existence of this Agreement, including in any market analysis, journal, newspaper, magazine, periodical, television, radio or any other branch of the news media.

5.2	The terms and conditions of this Article 5 will survive the termination of the Agreement.

6.	PAYMENTS AND REVENUE SHARE

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6.1
During the Term, both Parties agree to share the Net Revenue (as defined below) collected by B!USA for the sale of Value Added Services to End-Users pursuant to the percentages set forth on the attached Schedule 6.1.

6.2
For purposes of this Agreement, Net Revenue shall mean the out-payment from aggregators after deducting delivery costs (cost of MT SMS) and third-party Content costs, fees and royalties (collectively, "Costs"). The cost of any Content produced directly by B!USA shall not be included in the calculation of Net Revenue. In the event that B! USA receives any direct carrier billing relationships and does not use an aggregator it is agreed that B! USA shall pass the revenue collected from carrier directly to Marketer less an 8% fee.

6.3
B!USA shall provide Marketer with an outline of all third-party Content costs, fees and royalties prior to any B!USA Value Added Service being made accessible via the Dedicated Web Environment. In addition, a breakdown of gross revenues and Costs will be provided on a monthly basis.

6.4	Any new B!USA Value Added Service not covered in this agreement including but not limited to Chat Services and Text trivia services will be negotiated outside of this agreement.

6.5
Marketer will pay B!USA all Costs for any free Value Added Services and Content provided to End-Users ("Free Services"), unless B!USA specifically agrees in writing and on a case-by-case basis to share such Costs.

6.6
At the end of each month, B!USA will invoice Marketer for any Free Services delivered during the previous month, if applicable, and Marketer shall pay B!USA pursuant to such invoice within thirty (30) days after each such invoice is issued.

6.7
Within one (1) business days following B!USA's receipt of the applicable out-payment from each third-party aggregator that processes the payments for Value Added Services, B!USA shall pay Marketer's applicable percentage of Net Revenue to Marketer.

6.8
For the 65000 shortcode B !USA will pass on the same advanced payment terms offered to Buongiorno by mQube as set out in Appendix B. These terms are subject to B! USA approval by mQube. Any change by mQube to their Advance Payment Terms will take immediate effect and will be communicated to New Motion within 2 business days.

6.7	The payment terms and conditions of this Article 6 will survive the termination of the Agreement with respect to services provided during the Term.

7.	CONFIDENTIALITY

7.1
With respect to this Agreement, "Confidential Information" shall mean any and all information provided by either Party ("Disclosing Party") to the other Party ("Receiving Party") including, but not be limited to the following written, visual or oral information of the Disclosing Party: financial information, business information and plans, product and services information, pricing information, marketing information, customer information, vendor information, intellectual property, software, source codes, object codes, technical knowledge, trade secrets, and/or other information concerning the Disclosing Party's business.

7.2
Confidential Information shall not include information which (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of Receiving Party; (ii) Receiving Party can demonstrate as having in its lawful possession prior to disclosure by Disclosing Party; (iii) is independently developed by Receiving Party without the use of any of disclosing Party's Confidential Information; or (iv) Receiving Party lawfully obtains from a third-party that has the unrestricted right to disclose such information to the general public.

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7.3
Other than as is specifically provided for in this Agreement, Receiving Party shall not, and shall cause Receiving Party's subsidiaries, affiliates, shareholders, members, partners, officers, directors, employees, contractors, consultants, representatives and agents (collectively, "Representatives") not to, disclose any Confidential Information to any third-party. Receiving Party agrees that Receiving Party shall be responsible for any breach of this Agreement by its Representatives. Receiving Party shall disclose the Confidential Information to a Representative if and only if the Representative needs to know the Confidential Information in the ordinary course of that Representative's work for Receiving Party as contemplated by this Agreement. Receiving Party represents that the Representatives receiving the Confidential Information are bound by similar restrictions of confidentiality not to disclose the Confidential Information as Receiving Party is bound by this Agreement. Receiving Party agrees not to copy, reproduce or reduce to writing any part of the Confidential Information except as is necessary for Receiving Party to perform the work contemplated by this Agreement; and all such copies, reproductions and/or reductions to writing will be the property of Disclosing`Party. Receiving Party agrees not to use, directly or indirectly, any of the Confidential Information for its benefit or the benefit of any third-party. Receiving Party may disclose the Confidential Information pursuant to a court order; provided however, Receiving Party provides Disclosing Party with sufficient notice for Disclosing Party to challenge the request for disclosure of such Confidential Information. Receiving Party shall promptly notify Disclosing Party of any unauthorized use or disclosure of Confidential Information, and Receiving Party shall promptly take any and all reasonable efforts to prevent further unauthorized use or disclosure of the Confidential Information.

7.4
All Confidential Information, copies and derivatives thereof shall be and remain the exclusive property of Disclosing Party and no license or other rights to the same is granted or implied by this Agreement. Receiving Party expressly agrees not to seek or obtain any intellectual property or other property rights with respect to Disclosing Party's Confidential Information.

7.5
Upon the written request of the Disclosing Party, Receiving Party shall either (i) immediately return to Disclosing Party any and all Confidential Information disclosed to and/or in its possession, including, but not limited to any and all originals, copies, reproductions and reductions of Confidential Information and documents containing and/or incorporating the Confidential Information, or (ii) certify to Disclosing Party the destruction of all of the same.

7.6
Neither Party is obligated to disclose any Confidential Information pursuant to this Agreement. Except as specifically provided for elsewhere in this Agreement, Neither Party makes any representations or warranties with respect to any Confidential Information disclosed pursuant to this Agreement.

7.7
The Confidential Information provisions of this Agreement shall survive the termination of this Agreement for as long as provided for by applicable law, but in no event for a term of less then five (5) years following the termination of this Agreement, except with respect to trade secrets, which shall remain confidential and subject to the Confidential Information provisions of this Agreement so long as such trade secrets remain trade secrets.

7.8
The Parties acknowledge and agree that the Confidential Information provisions of this Agreement are independent of any other agreement between the Parties and of any other provision of this Agreement. The existence of any claim or cause of action that either Party may have against the other, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement of the Confidential Information provisions of this Agreement.

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8.	INTELLECTUAL PROPERTY

8.1
Nothing in this Agreement shall affect the ownership and/or licensing rights of either party's intellectual property rights. Marketer acknowledges that B!USA is the sole and exclusive owner or licensee of all of the copyrights, patents, trademarks, trade names, markings, legends, logos, symbols, databases, designs, know-how and other intellectual property rights, whether or not registered, associated with B!USA, B!USA Value Added Services and the Content provided pursuant to the Dedicated Web Environment (collectively, the "Intellectual Property"). During the Term, B!USA grants to Marketer the non-exclusive, non-transferable and royalty-free right, pursuant to the terms and conditions of this Agreement, to use the Intellectual Property for advertising, marketing and promoting the B!USA Value Added Services to End-Users within the Territory. At B!USA's request, use of the Intellectual Property by Marketer may be subject to pre-publication or pre-use review and approval by B!USA. If B!USA, in B!USA's sole and absolute discretion, deems any use of the Intellectual Property by Marketer is detrimental to B!USA, B!USA's Value Added Services, Content and/or the underlying compositions, composers, or publisher of the Content or is deemed undesirable, B!USA may withdraw approval for any specific use or permission to use the Intellectual Property without liability as result thereof. Except as specifically authorized by this Section 8, no rights to the Intellectual Property are transferred under this Agreement and Marketer shall not, without B!USA's prior written consent, use, directly or indirectly, any Intellectual Property which is now or hereafter owned or licensed by B!USA. Marketer shall do nothing to impinge or interfere with B!USA's ownership or license of the Intellectual Property or to diminish the commercial value of B!USA's Value Added Services, Content and/or the underlying compositions of the Content or Intellectual Property. Except as expressly authorized in this Section 8, Marketer shall not use any trade names, trademarks, logos or symbols confusingly similar in any manner whatsoever with the Intellectual Property, including, but not limited to, as any part of Marketer's corporate name or trade names or in any Internet domain name without first receiving the prior written approval of the B!USA, which approval may be withheld by B!USA in its sole and absolute discretion. Marketer shall not register or attempt to register any Intellectual Property in any country in the world. In the event Marketer should acquire any rights to the Intellectual Property anywhere in the world, such rights shall be promptly assigned to B!USA without requiring any payment by B!USA. In any event, upon any termination of this Agreement, this limited permission to use the Intellectual Property shall be immediately terminated, Marketer shall immediately cease to use the Intellectual Property, and shall execute any and all documents necessary to evidence the termination of its use of the Intellectual Property, and to transfer any rights therein to B!USA without requiring any payment by B!USA. Except for the registration of Intellectual Property, Marketer shall take reasonable measures to protect the Intellectual Property from infringement by third-parties. Marketer shall immediately communicate to B!USA any known abuse or misuse of the Intellectual Property.

8.2	The terms and conditions of this Article 8 will survive the termination of the Agreement.

9.	DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

9.1
EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, B!USA HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

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9.2	B!USA assumes no risk and shall be subject to no liability for damages or loss resulting from the specific use or application made of B!USA's Value Added Services or New Motion's Value Added Services.

9.3
NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE LIABILITY OF B!USA, IF ANY, AND MARKETER'S AND ANY THIRD-PARTY'S SOLE AND EXCLUSIVE REMEDY FOR DAMAGES BASED ON ANY CLAIM OF ANY KIND WHATSOEVER WITH RESPECT TO ANY SERVICES PROVIDED BY B!USA PURSUANT TO THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY OR THE DELIVERY OR NON-DELIVERY OF THE SERVICES, SHALL NOT BE GREATER THAN THE ACTUAL NET AMOUNT REALIZED BY B!USA WITH RESPECT TO THE SERVICES FOR WHICH SUCH CLAIM IS MADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UNDER NO CIRCUMSTANCE WILL B!USA BE LIABLE TO MARKETER OR ANY THIRD-PARTY FOR ANY PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PRESENT OR PROSPECTIVE PROFITS, EXPENDITURES, INVESTMENTS OR COMMITMENTS, WHETHER MADE IN THE ESTABLISHMENT, DEVELOPMENT OR MAINTENANCE OF BUSINESS REPUTATION OR GOOD WILL, COST OF SUBSTITUTE SERVICES, COST OF CAPITAL, OR FOR ANY OTHER REASON WHATSOEVER.

9.4	The terms and conditions of this Article 9 will survive the termination of the Agreement.

10.	INDEMNIFICATION

10.1
B!USA agrees to indemnify, defend and hold Marketer, and Marketer's affiliates, subsidiaries, directors, officers, employees and representatives, harmless from and against, and will reimburse each such entity or person, as applicable and with respect to, any and all claims, liabilities, losses, damages, interest, charges, recoveries, judgments, penalties, costs and expenses, including, but not limited to reasonable attorneys' fees and costs, for any (i) breach of a representation or warranty by B!USA set forth in this Agreement, (ii) negligence by B!USA in providing the B!USA Value Added Services to End-User's; (iii) unauthorized disclosure or misuse of End-User personally identifiable information; or (iv) infringement of a third-party Intellectual Property right.

10.2
Marketer agrees to indemnify, defend and hold B!USA, and B!USA's affiliates, subsidiaries, directors, officers, employees and representatives, harmless from and against, and will reimburse each such entity or person, as applicable and with respect to, any and all claims, liabilities, losses, damages, interest, charges, recoveries, judgments, penalties, costs and expenses, including, but not limited to reasonable attorneys' fees and costs, for any (i) breach of a representation or warranty by Marketer set forth in this Agreement, (ii) negligence by Marketer in advertising, marketing, promoting or selling Value Added Services and/or Content; (iii) violation of any current or future law, rule or regulation by Marketer in advertising, marketing, promoting or selling Value Added Services and/or Content, including, but not limited to the federal laws commonly known as the CAN-SPAM Act and COPPA and any and all similar state laws, rules and regulations, as well as any laws, rules or regulations of the Federal Communications Commission or Federal Trade Commission; (iv) unauthorized disclosure or misuse of End-User personally identifiable information; or (v) infringement of a third-party Intellectual Property right.

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10.3
In the event an indemnifiable claim ("Claim") arises pursuant to the terms and conditions of this Article 10, the indemnified party ("Indemnified Party") shall promptly provide the indemnifying party ("Indemnifying Party") with written notice of any such Claim. Indemnified Party agrees to cooperate with Indemnifying Party and, at Indemnifying Party's expense, provide reasonable assistance in defense of any and all Claims. Indemnifying Party agrees to keep Indemnified Party fully informed on the developments of any settlement negotiations and legal proceedings relating to any and all Claims and Indemnified Party may retain counsel, at its own expense, to participate in the defense of any and all Claims. Control of the defense and settlement negotiations shall remain with Indemnifying Party; provided, however, Indemnifying Party shall not enter into any compromise or settlement of a Claim that shall have the effect of creating any liability or obligation (whether legal or equitable) on the part of Indemnified Party without Indemnified Party's prior written consent, which may be withheld at the sole discretion of Indemnified Party.

10.4	The terms and conditions of this Article 10 will survive the termination of the Agreement.

11.	TERMINATION

11.1	Without prejudice to any other rights or remedies that it may have, either Party may terminate the Agreement:

a.	immediately, if the other Party commits a material breach of the Agreement and fails to remedy the breach (if capable of remedy) within fourteen (14) days of written notice to do so;

b.
immediately, if the other Party becomes insolvent, ceases its business operations relating to the subject of this Agreement, is subject to an assignment for the benefit of creditors, voluntarily or involuntarily files for bankruptcy, has a receiver or administrative receiver appointed, has a petition for an administration order presented against it or such an order is made in relation to it, or a resolution or winding up petition is passed or presented (otherwise than for reconstruction or amalgamation);

c.	immediately, upon learning of any action which jeopardizes any material right or remedy of the composer or publisher of any Content; and
d.	upon 6 months prior written notice to the other Party, at any time and for any reason following the end of the Initial Term.

11.2	B!USA may terminate access to specific Content on the Dedicated Web Environment immediately upon B!USA's receipt of notice from its Licensor relating to the termination of the applicable license.

11.3	B! USA may terminate this agreement immediately with 14 days written notice.

11.3
Termination of this Agreement shall not affect any rights and obligations of the Parties as are expressly stated in this Agreement to survive termination, which shall remain in full force and effect. For the avoidance of doubt, Marketer shall not have any right or licence to use the B!USA Services and/or any of the B!USA Content after expiry or termination of this Agreement.

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12.	FORCE MAJEURE

12.1
Where a Party is prevented from meeting its obligations under the Agreement (whether in whole or in part) by reason of Force Majeure (as defined below), such Party will not be in breach of this Agreement and its obligations will be suspended during the continuance of such event of Force Majeure.

12.2
The Party suffering the event of Force Majeure shall give notice of suspension as soon as possible to the other Party stating the date and extent of such suspension, the nature of the event giving rise to the claim of Force Majeure and its estimate of how long the likely delay to the Agreement will be. The parties will discuss how to minimize the effect of the Force Majeure to the relationship between the Parties.

12.3
If a Force Majeure prevents performance of a Party's obligations for a period in excess of sixty (60) days, the Party not affected by the Force Majeure may terminate the Agreement by prior, written notice to the other Party.

12.4
For purposes of this Agreement, Force Majeure means an event beyond a Party's control, including but not limited to civil disturbances, acts of God, unavoidable accidents, laws, rules or regulations of any national, municipal or government agency (whether domestic or foreign), acts of war or conditions arising out of or attributable directly to war, damage to any Dedicated Web Environment, or fire or other natural catastrophe, but do not include any dispute between B!USA and its employees or sub-contractors.

13.	ASSIGNMENT AND SUB-CONTRACTING

13.1	Neither Party may assign or sub-contract the whole or any part of their obligations pursuant to this Agreement without the prior written consent of the other Party.

13.2
Where consent is given by a Party for the other Party to use a sub-contractor, such Party reserves the right to vet those sub-subcontractors and the terms of the legal agreements with them and obtain alternative quotations from its own preferred suppliers. Where such Party's own preferred suppliers offer a more competitive quote, then such Party may require the other Party to use that Supplier as a sub-contractor.

14.	NON-SOLICITATION OF STAFF

14.1
Both Parties agree that they shall not, during the Term and for a period of six (3) months following the termination of this Agreement, directly or indirectly, whether for such Party's own account or for the account of any other third-party, contact or solicit any then current employee of the other Party.

14.2	Both Parties hereby agree that the terms and conditions of this Article 14 are fair and reasonable in terms of nature, extent and duration.

14.3	The terms and conditions of this Article 5 will survive the termination of the Agreement.

15.	DATA PROTECTION

15.1	Both Parties agree to comply with any and all applicable data protection, privacy or similar laws ("Data Protection Laws") in their respective regions.

15.2	The terms and conditions of this Article 15 will survive the termination of the Agreement.

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16.	INJUNCTIVE RELIEF; CUMULATIVE REMEDIES

16.1
The Parties agree that a violation or breach of the Intellectual Property and Confidential Information provisions of this Agreement could cause irreparable harm to the non-breaching Party for which monetary damages may be difficult to ascertain or an inadequate remedy. Therefore, both Parties agree that the non-breaching Party will have the right, in addition to its other rights and remedies, to seek and obtain injunctive relief for any violation of this Agreement by the breaching Party, and the breaching Party expressly waives any objection, in any such equitable action, that the non-breaching Party has or may have an adequate remedy at law. The rights and remedies set forth in this Agreement are cumulative and concurrent and may be pursued separately, successively or together.

16.2	The terms and conditions of this Article 16 will survive the termination of the Agreement.

17.	GENERAL

17.1	The Parties will cooperate with each other and execute and record such documents as may reasonably be requested to effectuate the provisions of this Agreement and to protect the Intellectual Property.

17.2
This Agreement will not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity. Each Party will act as an independent entity and not as an agent of the other Party for any purpose, and neither will have the authority to bind the other.

17.3
Any notices required or permitted to be given under this Agreement must be addressed as set forth on the attached Appendix C (or to such other address as the receiving Party may designate by notice given in accordance with this Agreement) and delivered (i) by hand-delivery; or (ii) mailed by a nationally recognized overnight carrier or by certified mail, return receipt requested, in a postage prepaid envelope; or (iii) sent via facsimile with confirmation by mail. Notices will be deemed delivered and effective upon the earlier of (i) receipt, or (ii) three (3) days after mailing.

17.4
This Agreement represents the complete agreement between the Parties with respect to the subject matter contained in this Agreement, and this Agreement replaces and supersedes all prior written and oral agreements or statements by and among the Parties with respect to the subject matter contained in this Agreement. All amendments and modifications to this Agreement must be in writing and signed by the Parties. No term, covenant, condition or warranty of this Agreement will be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

17.5
Except as expressly provided in this Agreement, nothing in this Agreement will confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties and their respective successors and assigns.

17.6
In the event it is necessary to construe the terms and conditions of this Agreement, it will be done without giving any consideration or effect as to which Party may have drafted this Agreement. The Parties acknowledge that all the terms of this Agreement were negotiated at arm's length and that this Agreement and all documents executed in connection with this Agreement were prepared and executed without duress, undue influence or coercion upon any Party.

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17.7
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida (without giving effect to principles of conflicts of laws). Except as otherwise specifically set forth in this Agreement, any question, dispute, or other matter related to or arising from this Agreement shall be submitted to and exclusively decided by binding arbitration before the American Arbitration Association ("AAA") in Miami-Dade County, Florida, under the commercial arbitration rules then administered by the AAA. Each of the parties hereby waives any objection to such jurisdiction or venue, including, without limitation, any objection based on such venue being an inconvenient forum. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any state or federal court in and for Miami-Dade County, Florida. Except as otherwise provided in this Agreement, no action at law or in equity based upon any question, dispute, or other matter related to or arising from this Agreement shall be instituted in any court by any party, except: (i) an action to compel arbitration pursuant to this section; or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this section.

17.8
In any arbitration and legal proceeding arising from, under or in connection with this Agreement, the prevailing party shall recover their reasonable attorneys' fees and costs incurred in preparation for and in connection with all such arbitration and legal proceedings.

17.9	If any provision of this Agreement is held invalid, illegal or unenforceable by a court or arbitration tribunal of competent jurisdiction, the remainder of this Agreement will not be affected thereby.

17.9	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

17.10	The terms and conditions of this Article 17 will survive the termination of the Agreement.

18.	Audit Rights

New Motion shall have the right to have an independent certified accountant audit B !USA's books and records regarding Outpayment, upon at least seven (7) days advance written notice and solely during normal business hours, at New Motion's sole expense. If such independent auditor then determines that B!USA has underpaid any amounts, B!USA shall immediately remit such amount of underpayment to New Motion and shall be responsible for all costs of the audit.

SIGNATURES ON THE FOLLOWING PAGE

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CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have duly executed this Marketing Agreement on the Effective Date first set forth above.

For and on behalf of BUONGIORNO USA, INC.	For and on behalf of NEW MOTION, INC.

By: ________________________________	By: /s/ Scott Walker
Name:______________________________	Name: Scott Walker
Title: ______________________________ Date: ______________________________	Title: CEO Date: 1-10-06

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Appendix A
PROMOTION OF B!USA VALUE ADDED SERVICES
Marketer shall use its best efforts to advertise, market, promote and maximize the audience of End-Users for B!USA Value Added Services. By way of example, but not limitation:

1. Marketer shall insure there is a link from Marketer's distribution channels to the Dedicated Web Environment and the B!USA Value Added Services. As of the date of the execution of the Agreement, Marketer's distribution channels are averaging the following number of End-Users on a monthly basis:

a.

b.

2.
Marketer shall use its distribution channels, including but not limited to online banners and e-mails, to promote B!USA's Value Added Services to End-User's, including both Marketer's registered users and to new users.

3.	Marketer shall add a significant amount of ad-hoc promotion of the B!USA Value Added Services depending on Marketer's ability to monetize End-User traffic.

4.	Marketer will investigate allocating additional advertising inventory to promote Marketer's distribution channels, i.e., search sponsorship, expanding advertising, website banners, etc.

5.	Marketer will explore new ways to effectively promote B!USA's Value Added Service and the Content.

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Appendix B
SUPPORT LEVEL AGREEMENT

B!USA has an ongoing operational global Support and Maintenance program. The summary of our standard Support Level Agreement ("SLA") with key summary points highlighted in this appendix is designed to support an efficient process ensuring consistent quality for any Service requirements that arise. The following is a summary SLA of this program including scalability, availability, and fault resolution.

Scalability: It is important to note the following points about the platform's scalability:

■
All critical software components of the architecture have been designed for parallel, cooperative processing; the components that natively support scalability and load balancing are the Web, WAP, SMS, MMS, IVR Broker, SMTP Server, Push Scheduler, Push e-mail, Dynamic Ad Server and Customer DB Server.

■	The scalability model is based on many, independent, small-sized servers that share the application loads thanks to our software architecture.
■	The databases are designed to be easily split across several servers
■	No structural scalability limits on the existing software platform have been identified.

Availability: It is important to note the following points about the platform's availability:

■	All critical servers in load-balancing configuration, with multiple redundant servers for each logic function
■	Single point of failure servers, like border firewalls, are in hot or cold swap configuration
■	All servers have internal redundant components, like RAID1 disks and double power supply
■	servers and network components, as well as all critical application performance indicators are monitored 24x7 by NetAlerter, with SMS based alarms sent to the system managers.

1st Tier Technical Support: B!USA will perform 1st tier support for Marketer over the phone via an operator in the local language and via e-mail. For the purposes of this Agreement, Marketer's 1st tier support will involve carrying out diagnostics on any fault arising on the Equipment that supports Marketer's services, sufficient to make an initial determination that there is, in Marketer's opinion, a Fault.

B!USA will track Faults that arise in B!USA's Software and Services.

2nd Tier Technical Support: B!USA will provide Maintenance and Support Services between the hours of 9am and 6pm EST 365 days per year (the "Core Support Hours")

Telephone Support - Scope
B!USA will provide telephone support during the Core Support Hours in the local language. Telephone support will include the following (1) clarification of functions and features of B!USA Software; (2) clarification of the Documentation; (3) guidance in operation of B!USA's Software; (4) assistance in identifying and verifying the causes of suspected Faults in B!USA's Software

Resolution of Faults - B!USA will:
1.	Maintain systems and procedures sufficient to record effectively all information it receives from Marketer or otherwise in relation to any Fault;

2.	Upon receipt of any functional defect or performance impairment from Marketer:

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a.	Identify and provide the Workaround and/or Repair the Fault
b.	Ensure that a Workaround is provided and/or the Fault is repaired within the Response Times given.

3.
Promptly upon the provision of a Workaround and/or Repair of the Fault advise Marketer's point of contact that this has occurred. Any such Fault will not be treated as Repaired until the Repair has been accepted by Marketer

4.
Provide the Marketer's 1Sttier support team with details of the cause of the Fault and the remedial action taken. In the case of a Workaround, B!USA shall additionally inform Marketer of the date when a fully operational repair will be provided.

5.	Provide ongoing reports to a designated Marketer contact in accordance with the update times set out.

Upon any completed repair. B!USA will confirm to Marketer by email that the Fault been repaired.

Priority Rules: One of the most important details in the Fault Report Template is the Priority; this field shows the urgency of the fault. The resolution times and communication process will completely depend on this value. To assign a priority to a fault is necessary to follow the Priority Rules noted in the below table:

Priority One	Functionality of services fails, rendering the services wholly or partially inoperative.
Priority Two	Failure or degradation of a essential services, understanding by degradation, that the system performance falls down more than 10%, referring to the performance average during last week.
Priority Three	Failure of one or more components (hardware, middleware or software) of a service that has no immediate business impact and remains operational through a temporary or automated workaround.
Priority Four
Failure of a single component (hardware, middleware or software)
of a service that is non-business affecting and remains operational through a satisfactory workaround and has been requested or is expected to be included as a fix, patch or feature of the next release.

Response Times and Timescales for Fault Correction: B!USA shall comply with the following Response Times in respect of Faults.

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Fault Classification	Initial Response	Work Around	Repair	B!USA to inform Telefenica MOviles Corporation as to progress

Priority One	1 hour	10 hours	Immediate and continuous effort until Repair	Every 30 min within Support Hours
Priority Two	2 hours	16 hours	Immediate and continuous effort until Repair	Every 2 hours only within Support Hours
Priority Three	12 hours	N/A	30 days or such other timescale as may be agreed between the parties.	Every 5 days
Priority Four	2 Business days	N/A	By Next New Version	Monthly

Escalation procedure and management awareness
B!USA will notify its management personnel of Fault (as classified by Marketer according to the following time intervals, except in the widespread outages, of which all of these management personnel will be notified as soon as possible:

Supplier Management Lev el	Priority 1 Fault	Priority 2 Fault	Priority 3 Fault	Priority 4 Fault
Supervisor	Immediate	2 hrs	12 hrs	N/A
Manager	Immediate	3 hrs	18 hrs	N/A
Senior Manager	5 hr	12 hrs	24 hrs	N/A
CTO	10 hrs	24 hrs	Bi-monthly	N/A

Factoring Policy:

B! will offer New Motion the factoring policy offered by M-Qube, Inc. For each calendar month during the term of this agreement, M-Qube through B! shall advance seventy percent (70%) of the fees M-Qube would have owed to such customer from applicable carrier content sales for such month, net of the M-Qube fee for such factoring. The 30% balance to be paid net 90 days as disclosed by M-Qube upon receipt by B! USA. See Exhibit E for monthly advance fees charged by M-Qube.

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Appendix C
CONTACTS

Account Manager for Operations at B! USA	Account Manager for Service Promotions at

Name: Glen Bolger	Name: ____________
E-mail: glen.bolger@buongiorno.com	E-mail: ____________
Phone Number: +448707705534	Phone Number: ____________
Cell Phone Number: +1-305-801-4602	Cell Phone Number: ____________

Commercial Contact at B! USA	Commercial Contact at
Name: Noelia Amoedo	Name: ____________
E-mail: noelia.amoedo@buongiorno.com	E-mail: ____________
Cell Phone Number: +1-305-409-6365	Phone Number: ____________
Cell Phone Number: ____________

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APPENDIX D

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Schedule 6.1

NET REVENUE SHARING
Buongiorno Shortcodes	Country	Rev Share to B! USA	Rev Share to New Motion
Percentage paid each month on all Revenue up to 1MM in Rev	North America	5%	95%
Percentage paid each month on all Revenue above 1MM in Rev	North America	2.5%	97.5%

*Above Percentages apply so long as New Motion Inc. Delivers a minimum of $2 million per month in gross billable monthly revenue within 6 months. Upon the start of the six month (7/10/06) In the event New Motion drops below $2 million per month in billings in any given month the below revenue share will apply for each month with less than the required minimum. averages 6,500 daily acquired subscribers (net of whether they are billable) during the initial one year term. In the event New Motion Inc. falls below the average 6500 subscriber a day threshold the revenue share applied is illustrated below.

Buongiorno Shortcodes	Country	Rev Share to B! USA	Rev Share to New Motion
Percentage paid each month on all Revenue up to 1MM in Rev	North America	8%	92%
Percentage paid each month on all Revenue above 1MM in Rev	North America	3%	97%

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EXHIBIT
MONTHLY ADVANCE

For illustrative purposes only, if:
•	Customer elects, as specified on Exhibit A, to have the Monthly Advance paid within 15 days of the end of the month; and
•	The estimated Customer Revenue Share is equal to $10,000 in such month,

then:
•
m-Qube shall remit to Customer $6,650, the Net Advance (70% of Customer's estimated Customer Revenue Share, or $7,000 Monthly Advance, minus m-Qube's Fee or $350) within 15 days of the end of the month;

•
m-Qube shall retain $350 as its fee (5.00% [the fee which pertains to a advance within 15 days of the end of the month as specified on Exhibit A] of $7,000 (which amount represents the Monthly Advance)); and

•	m-Qube shall pay to Customer $3,000 ($10,000 Customer Revenue Share, to the extent collected, less the $7,000 Monthly Advance) within 30 days of collection.

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